Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie S. Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Target of $13.50 EPS by 2013
•	Company to provide updated growth targets at analyst day

•	Steady earnings growth projected due to geographic expansion, product innovation and improved product mix

•	Share repurchases also expected to contribute to the achievement of the EPS target
CLEVELAND, October 5, 2010 – The Lubrizol Corporation (NYSE: LZ) announces that it has updated its longer-term targets for earnings and margins, which it initially released on February 25, 2010. The company continues to project steady earnings growth during the next several years and established a new 2013 goal for earnings of $13.50 per share, an increase of approximately 80 percent compared with 2009 results as adjusted. The 2013 target assumes no restructuring and impairment charge adjustments.
At the company’s analyst day, to be held today in New York City, Lubrizol’s senior vice president and chief financial officer, Charles Cooley, will update Lubrizol’s longer-term growth targets for volume and earnings per share and provide new 2013 targets for consolidated and operating segment gross and operating margins. The 2013 earnings per share goal of $13.50 reflects earnings contributions from each of the company’s operating segments as well as the earnings per share impact from the company’s current share repurchase program.
Leading off the analyst day presentations will be James Hambrick, chairman, president and chief executive officer. Hambrick notes, “In February, we announced an earnings per share goal of $10 by 2012. Given our favorable results to date, we expect to meet this goal ahead of schedule. And so, we believe it is appropriate to revisit our longer-term targets, especially to reinforce our positive outlook for sustained growth beyond 2010. We continue to perform well and benefit from a global market presence and highly valued technologies important to our customers’ success. Additionally, our strong balance sheet and ample liquidity are important enablers for accelerating growth.”

Added Hambrick, “The analyst day presentations mainly will focus on our longer-term plans and how we aim to accomplish them. Our current performance continues to be strong, but we will reserve discussion of the third quarter’s business activity for our earnings release scheduled for October 28.”
Also presenting at the analyst day event will be Eric Schnur, president of Lubrizol Advanced Materials, and Dan Sheets, president of Lubrizol Additives. Each will discuss key elements of the growth plans for his respective business segments.
Share Repurchases During Third Quarter of 2010
The company continued its share repurchase activity during the third quarter of 2010 by purchasing 2.1 million shares for $200.5 million at an average price of approximately $95 per share. Year-to-date 2010, the company has repurchased approximately 3.7 million shares for $326.0 million at an average price of approximately $89 per share.
Approximately 5.1 million shares remain under the existing share repurchase authorization. Through this program, Lubrizol expects to make purchases from time to time either in the open market or through private transactions. Although the repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the company expects the program will be completed within 18 months.
Analyst day Presentation on the Web
A live video webcast of Lubrizol’s Analyst day presentation will be held today at 8:30 a.m. Eastern Time on the Investors page of www.lubrizol.com and will be available for reply for six months. Shortly following the event, a transcript will be posted on the Investors page of the Web site in the Presentations section.
Non-GAAP Measures
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted is net income attributable to The Lubrizol Corporation per the company’s consolidated results, adjusted for the exclusion of restructuring and impairment charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. In addition, management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,750 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.